(logo)American Home Funding
			A subsidiary of Rochester Community Savings Bank



January 3, 1996



KPMG Peat Marwick
1021 East Cary Street
Suite 1900
Richmond, VA 23219



Dear Sirs:

As of and for the year ended November 30, 1995, American Home Funding, Inc. has complied in ail material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION PROGRAM FOR MORTGAGE BANKERS. As of and for this same period, American Home Funding, Inc. had in effect fidelity bond and errors and omissions policies in the amount of $10,000,000 per loss each.




/s/Paul S. Reid                                             1/26/96
Paul S. Reid                                                Date
President and Chief Executive Officer



/s/ Julie A. Hendricks                                      1/29/96
Julie A. Hendricks                                          Date
Senior Vice  President and Chief Financial Officer


/s/ Paul J. Bailey                                          1/26/96
Paul J. Bailey                                              Date
Executive Vice President, Loan Administration



   2812 Emerywood Parkway, PO Box 32095, Richmond, Virginia  23294,
			  (804) 756-6800